Exhibit 4.1

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (hereinafter referred to as “this Agreement”) is entered into by and between the parties below on November 1, 2021 in the People’s Republic of China (“China”):

Party A:

iClick Data Technology (Beijing) Limited (爱点击（北京）数据科技有限公司), a limited liability company that is incorporated and exists under the laws of China, with its registered office at Room 708, 7th Floor, Block B, HuaTeng Century Headquarters, Gaobeidian, Chaoyang District, Beijing;

Party B:

Beijing OptAim Network Technology Co., Ltd. (北京智云众网络科技有限公司) , a limited liability company that is incorporated and exists under the laws of China, with its registered office at Room 053, B2 Floor, No. 89, North Third Ring Road, Haidian District, Beijing; and

Zhiyunzhong (Shanghai) Technology Co., Ltd. (指匀众（上海）科技有限公司) , a limited liability company that is incorporated and exists under the laws of China, with its registered office at Room CB1109, Layer 1, Hongmei South Road, No.1755, Minhang District, Shanghai.

Party A and Party B are referred to individually as a “Party” or collectively as the “Parties”.

Whereas,

1.

Party A is a wholly foreign-owned enterprise that is incorporated in China and possesses necessary resources for network technology, communication technologies, transfer of technologies, technical consulting, technical services, technical trainings, advertisement design, manufacturing, agency and releasing, sales of independently-developed software products, enterprise marketing planning, enterprise management consulting, and business information consulting;

2.	Party B are domestic companies incorporated in China;

3.

Party A agrees to utilize its advantages in human resources, technologies, and information to provide Party B with exclusive technical services, technical consulting, and other services in relation to computer software production and development (see the following for the specific scope), and Party B agrees to accept such services provided by Party A or a third party appointed by Party A according to the provisions of this Agreement.

Therefore, Party A and Party B conclude the following agreement upon consensus through negotiation:

1	Provision of Services by Party A

1.1

According to the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider to provide Party B with all-round business support, technical services, and consulting services during the term hereof. Specifically, these services include all or a part of the services within the business scope of Party B which are subject to the decision of Party A from time to time, including but not limited to transfer of technologies, technical consulting, technical services, technical trainings, advertisement design, manufacturing, agency and releasing, enterprise marketing planning, enterprise management consulting, and business information consulting (the “Services”).

Exhibit 4.1

1.2

Party B agree to accept the consulting and services rendered by Party A. Party B further agree that, unless Party A gives prior written consent, Party B shall not accept any consulting and/or services rendered by any third party or cooperate with any third party with respect to the matters provided in this Agreement within the term of this Agreement. Party A may appoint other parties (who may enter into certain agreements described in Clause 1.3 of this Agreement with Party B) to provide the consulting and/or services hereunder to Party B.

1.3	Ways of Service Provision

1.3.1

Party A and Party B agree that, the Parties may directly or through their respective related parties conclude other technical service agreements and consulting service agreements within the term of this Agreement, to specify the contents, ways, personnel, and charges of specific technical services and consulting services.

1.3.2

For performing this Agreement, Party A and Party B agree that, the Parties may conclude intellectual property (including but not limited to software, trademarks, patents, know-how, etc.) licensing agreements directly or through their respective related parties during the term of this Agreement, which shall allow Party B to use the related intellectual properties of Party A when Party B’s business requires.

1.3.3

For performing this Agreement, Party A and Party B agree that, the Parties may conclude equipment or plant lease agreements directly or through their respective related parties during the term of this Agreement, which shall allow Party B to use the equipment or plants of Party A according to the requirements of Party B’s business.

1.3.4	Party A may subcontract a part of the services to be provided to Party B under this Agreement to a third party at its own discretion.

1.3.5

Party B hereby grants Party A an irrevocable exclusive right to purchase, whereby Party A may, to the extent permitted by laws and regulations of China, purchase at its option any part or all of the assets and business from Party B at the lowest price permitted by laws of China. At that time, the Parties shall conclude a separate asset or business transfer contract to specify the terms and conditions of such asset transfer.

2	Calculation of Service Fees, Terms of Payment, Financial Statements, Audit, and Taxation

Exhibit 4.1

2.1

The Parties agree that Party B shall pay 100% of its net income to Party A for the services provided by Party A as the service fees (the “Service Fees”). The Service Fees shall be paid on a monthly basis. During the term of this Agreement, Party A has the right to adjust such Service Fees at its own discretion without the consent of Party B. Party B shall (a) provide Party A with its management statement and business data of each month, which shall state Party B’s net income of the month (the “Monthly Net Income”); and (b) pay 100% of its monthly net income to Party A (the “Monthly Payment”), within thirty (30) days from the last day of such month. Party A shall issue invoices of the technical service fees within seven (7) working days upon receipt of the aforesaid management statements and business data. Party B shall pay such amounts as stated on the invoices within seven (7) working days upon receipt of the aforesaid invoices. All payments shall be remitted into the bank account designated by Party A or paid to such account by other means approved by the Parties. The Parties agree that Party A may notify Party B of changes to such payment instructions from time to time.

2.2

Party B shall, within ninety (90) days upon the end of each fiscal year, (a) provide Party A with its financial statements of the current fiscal year, which shall be audited and certified by an independent certified accountant approved by Party A, and (b) if the audited financial statements show that the total monthly payments made by Party B to Party A within this fiscal year is insufficient in any way, pay the shortfall amount to Party A.

2.3	Party B shall prepare its financial statements to the satisfaction of Party A according to the requirements of laws and commercial practices.

2.4

When Party A gives a notice five (5) working days in advance, Party B shall allow Party A and/or its appointed auditor to audit Party B’s relevant account books and records and photocopy the required account books and records at the principal office of Party B, so as to verify the income of Party B and the accuracy of its statements.

2.5	The Parties to this Agreement shall bear their respective tax burdens incurred from execution of this Agreement.

3	Intellectual Properties, Non-disclosure, and Non-competition

3.1

Party A is entitled to exclusive proprietary rights and interests in all rights, titles, interests, and intellectual properties arising from or created by performance of this Agreement, including but not limited to copyrights, patents, patent applications, trademarks, software, know-how, business secrets, and others, whether they are developed by Party A or Party B.

3.2

The Parties acknowledge that any oral or written information exchanged between them in connection with this Agreement is confidential. Each Party shall keep such information confidential, and may not disclose such information to any third party without the written consent of other Party, except for any information (a) which is or becomes publicly available not through disclosure by the receiving Party; (b) which is required by applicable laws or any rules of stock exchange to disclose; or (c) which is required to be disclosed by either Party to its legal or financial consultant in connection with the transaction hereunder, provided that such consultant is subject to any confidentiality obligation similar to that set forth herein. If the personnel or institutions employed or engaged by either Party disclose any confidential information, it will be deemed disclosure by such Party, and such Party shall be liable for breach of this Agreement. This Article 3.2 shall survive the termination of this Agreement for whatever reasons.

Exhibit 4.1

3.3

Party B shall not (directly or indirectly) be engaged in business other than that specified in Party B’s business license and business certificate. Party B shall not be directly or indirectly engaged in business competing with Party A’s business in China, including investing in entities engaged in any business competing with Party A’s business, or in any business other than that approved by Party A in writing.

3.4	The Parties agree that, this Article 3 shall survive the modification, rescission or termination of this Agreement.

4	Representations and Warranties

4.1	Party A represents and warrants as follows:

4.1.1	Party A is a company legally incorporated and existing under the laws of China.

4.1.2

Party A’s execution and performance of this Agreement are within its corporate capacity and its scope of business. Party A has taken necessary corporate actions and has been duly authorized and obtained the consents and approvals from third parties and government agencies, and Party A will not violate the laws or other restrictions that bind upon or affect Party A.

4.1.3	This Agreement constitutes legal, valid, and binding obligations of Party A and such obligations are enforceable in accordance with the provisions of this Agreement.

4.2	Party B represents and warrants as follows:

4.2.1	Party B is companies legally incorporated and existing under the laws of China.

4.2.2

Party B’s execution and performance this Agreement are within their corporate capacities and their scopes of businesses. Party B have taken necessary corporate actions and have been duly authorized and obtained the consents and approvals from third parties and government agencies, and Party B will not violate the laws or other restrictions that bind upon or affect Party B.

4.2.3	This Agreement constitutes legal, valid, and binding obligations of Party B and such obligations are enforceable against Party B.

Exhibit 4.1

5	Effectiveness and Term

5.1

This Agreement is executed and comes into force on such date as stated in the beginning of this Agreement. This Agreement will be permanently in force until Party A decides in writing to terminate this Agreement in accordance with this Agreement or unless the laws of China otherwise provide.

6	Termination

6.1

To the maximum extent permitted by the laws of China, if the business period of any Party expires during the term of this Agreement, such Party shall timely renew its business period, so that this Agreement will continue to be in force and performed. If such Party’s application for renewal of business period is not approved by any competent authority, this Agreement will terminate upon the expiry of this Party’s business period.

6.2	When this Agreement terminates, the Parties’ rights and obligations under Article 3, Article 7, and Article 8 shall survive.

6.3

Early termination of this Agreement for any reason shall not exempt any Party from its obligations to make payments hereunder due prior to the termination of this Agreement (including but not limited to service fees) or from any liability for breach of this Agreement accrued prior to the termination of this Agreement. Any payable service fees incurred prior to the termination of this Agreement shall be paid to Party A within fifteen (15) working days from the termination date of this Agreement.

7	Governing Laws, Dispute Resolution and Changes to Laws

7.1	The execution, effectiveness, interpretation, performance, amendment, and termination of this Agreement and dispute resolution under this Agreement shall be governed by the laws of China.

7.2

Where any dispute arising from interpretation and performance of the provisions of this Agreement, the Parties shall settle such dispute through consultation in good faith. Where the Parties fail to reach any agreement with respect to the dispute resolution within thirty (30) days after any Party requests for resolution of such dispute through consultation, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules in force. The place of arbitration shall be Beijing and the language of arbitration shall be Chinese. The award shall be final and binding on the Parties.

Exhibit 4.1

7.3

Where any dispute arising from interpretation and performance of this Agreement or any other dispute is under arbitration, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations under this Agreement, except for the issues in dispute.

8	Liability for Breach and Indemnity

8.1

Where Party B substantially violates any provision under this Agreement, Party A has the right to terminate this Agreement and/or claim for damages against Party B. This Article 8.1 shall not preclude Party A’s any other right under this Agreement.

8.2	Unless otherwise provided by the laws of China, Party B has no right to terminate or rescind this Agreement under any circumstances.

8.3

Party B shall indemnify Party A and hold Party A harmless from any loss, damage, liability, or expenses incurred from any litigation, claim or other requests against Party A arising from or caused by the consulting and services that Party A provides to Party B upon the latter’s demand, unless such loss, damage, liability or expenses are caused by intentional misconduct of Party A.

9	Notice

9.1

All notices and other communications required or permitted hereunder shall be sent to the following addresses by personal delivery, postage-prepaid registered mail, commercial express delivery or fax. A confirmation shall be sent by email with respect to each notice. Such notices shall be deemed validly delivered according to the following provisions:

9.1.1

Where a notice is sent by personal delivery, express delivery or postage-prepaid registered mail, it will be deemed delivered when the notice is sent to or rejected at the designated address of the recipient.

9.1.2	Where a notice is sent by fax, it will be deemed delivered when the notice is transmitted successfully, evidenced by the automatically-generated transmission confirmation message.

9.2	For the purpose of notice, addresses of the Parties are as follows:

Party A: iClick Data Technology (Beijing) Limited (爱点击（北京）数据科技有限公司)

Address: Room 708, 7th Floor, Block B, HuaTeng Century Headquarters, Gaobeidian, Chaoyang District, Beijing

Addressee: Tang Jian (唐健)

Tel: 010-85402700

Party B: Beijing OptAim Network Technology Co., Ltd. (北京智云众网络科技有限公司)

Address: Room 053, B2 Floor, No. 89, North Third Ring Road, Haidian District, Beijing

Addressee: Tang Jian (唐健)

Tel: 010-85402700

Exhibit 4.1

Party B: Zhiyunzhong (Shanghai) Technology Co., Ltd. (指匀众（上海）科技有限公司)

Address: Room CB1109, Layer 1, Hongmei South Road, No.1755, Minhang District, Shanghai

Addressee: Tang Jian (唐健)

Tel: 021-61139062

9.3	Either Party may change its address for notice by sending a notice to other Parties according to the provisions of this Article 9.

10	Transfer

10.1	Without the written consent of Party A in advance, Party B shall not transfer their rights and obligations under this Agreement to any third party.

10.2

Party B agree that, Party A may transfer its rights and obligations under this Agreement to any third party by notifying Party B of such transfer in writing in advance, without further consent of Party B.

11	Severability

If one or more provisions hereof are decided as invalid, illegal or unenforceable in any respect according to any laws or regulations, the validity, legality or enforceability of other provisions hereof shall not be affected or prejudiced in any respect. The Parties shall negotiate in good faith to strive to replace such invalid, illegal or unenforceable provisions with any valid provisions to the maximum extent permitted by laws and expected by the Parties, so that the economic effect of such valid provisions shall be similar to that of such invalid, illegal or unenforceable provisions as much as possible

12	Amendments and Supplementations

Any amendment and supplementation to this Agreement shall be made in writing. Amendment agreements and supplemental agreements executed by the Parties in relation to this Agreement shall constitute an integral part of this Agreement and shall have the same legal force as that of this Agreement.

13	Language and Counterparts

This Agreement is made in two counterparts, and each Party holds one. Both counterparts shall have equal legal force.

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Exhibit 4.1

In witness whereof, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement on the date first written above for their joint observance.

Party A: iClick (Beijing) Data Technology Co., Ltd. (爱点击（北京）数据科技有限公司)

By:	/s/ Tang Jian
Name:	Tang Jian (唐健)
Title:	Legal Representative

Party B: Beijing OptAim Network Technology Co., Ltd.
(北京智云众网络科技有限公司)

By:	/s/ Tang Jian
Name:	Tang Jian (唐健)
Title:	Legal Representative

Party B: Zhiyunzhong (Shanghai) Technology Co., Ltd.
(指匀众（上海）科技有限公司)

By:	/s/ Tang Jian
Name:	Tang Jian (唐健)
Title:	Legal Representative